Exhibit 99.1

Alto Neuroscience Reports Topline Results from a Phase 2b Trial Evaluating ALTO-100 as a Treatment for Major Depressive Disorder

– Treatment with ALTO-100 did not demonstrate improvement in depressive symptoms compared to placebo in patients with a memory-based cognitive biomarker –

– ALTO-100 demonstrated a favorable safety and tolerability profile, consistent with previously reported studies –

– Strong cash position expected to fund Alto’s planned operations through multiple near-term milestones across pipeline of independent programs –

Mountain View, Calif., October 22, 2024 — Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO), a clinical stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today announced that the Phase 2b study of ALTO-100 in patients with major depressive disorder (MDD) did not meet its primary endpoint, assessed by a change from baseline in Montgomery-Åsberg Depression Rating Scale (MADRS), compared to placebo. The favorable safety and tolerability profile of ALTO-100 was consistent with previously reported studies.

“We are disheartened by the results from this study as the unmet need in this patient population is immense,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “While the results are surprising and disappointing, I am proud of our team for conducting a first-of-its-kind precision biomarker-based study in psychiatry. We will move quickly to evaluate the full data set to better understand these findings and incorporate learnings from this large data set across our platform. We remain committed to our mission of helping patients get better faster by bringing precision medicine to psychiatry, and we expect our strong cash balance to support us through multiple near-term clinical milestones across our pipeline.”

Topline results from the Phase 2b study

The randomized, double-blind, placebo-controlled Phase 2b study was designed to evaluate ALTO-100 in adults with MDD, defined by an objective, memory based cognitive biomarker assessed prior to randomization. The primary endpoint was the change from baseline to the end of the 6-week double-blind treatment period on the MADRS, which is the standard regulatory endpoint in depression. The study was conducted across 34 sites in the U.S. and enrolled 301 adults with MDD.

•	The biomarker-defined MDD patient group treated with ALTO-100 did not demonstrate a statistically significant improvement in depressive symptoms compared to placebo.

•	ALTO-100 did not demonstrate benefit over placebo on the pre-specified key secondary analyses.

•	ALTO-100 continued to demonstrate a favorable safety and tolerability profile, with no new safety signals observed in this study as compared to the previously completed clinical trials of ALTO-100.

•	The most common adverse events from the trial related to treatment with ALTO-100 were headache, nausea, and abnormal dreams – all of which were experienced at similar rates to placebo.

•	The Company expects to complete analysis of the full data set to determine the most appropriate next steps, if any, to further evaluate ALTO-100 in MDD.

Adam Savitz, M.D., Ph.D., chief medical officer of Alto Neuroscience added, “While the Phase 2b results did not replicate the clinical results observed in the Phase 2a trial, we believe our approach to collecting and stratifying based on biomarkers represents an innovative approach to developing neuropsychiatric drugs. We are deeply grateful to the patients, physicians, trial site staff, and advocacy partners for their support.”

ALTO-100 is also being evaluated as an adjunctive treatment in a Phase 2b study in bipolar depression.

The Company expects its current cash position to fund planned operations into 2027 and through multiple upcoming clinical readouts, including two additional readouts in MDD with ALTO-203 and ALTO-300 expected in the first half of 2025.

About Alto Neuroscience

Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in depression, PTSD, schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward Looking Statements

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “could,” “expects,” “look forward,” “plans,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing and availability of data from such trials; Alto’s clinical development plans for its product candidates, including the timing or likelihood of approvals for its product candidates; Alto’s business strategy, financial position and the sufficiency of its financial resources to fund its operations through expected milestones, and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform, availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in the section titled “Risk Factors” in the section titled “Risk Factors” in Alto’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 filed with the Securities and Exchange Commission (“SEC”) as well as in other filings Alto may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.

Availability of Information on Alto’s Website

Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

Investor Contact:

Nick Smith

investors@altoneuroscience.com

Media Contact:

Mari Purpura

media@altoneuroscience.com